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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on May 30, 2008

Registration Statement No. 333-149742

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-3
Registration Statement
UNDER
THE SECURITIES ACT OF 1933

MarkWest Energy Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	27-0005456 (I.R.S. Employer Identification No.)
1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 (303) 925-9200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Andrew L. Schroeder 1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 (303) 925-9200 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David P. Oelman Vinson & Elkins L.L.P. 2500 First City Tower 1001 Fannin Houston, Texas 77002-6760 (713) 758-2222

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.    ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box.    ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 30, 2008

PROSPECTUS

         7,808,142 Common Units

MarkWest Energy Partners, L.P.

Representing Limited Partner Interests

        Up to 7,808,142 of our common units may be offered from time to time by the selling unitholders named in this prospectus. We are registering the offer and sale of the common units to satisfy registration rights that we have granted to the selling unitholders. The selling unitholders may sell the common units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of methods. We are not selling any common units under this prospectus and will not receive any proceeds from the sale of common units by the selling unitholders. Each of the selling unitholders acquired the units offered hereby on February 21, 2008 in exchange for Class B units in our general partner or Common Stock of MarkWest Hydrocarbon, Inc. The selling unitholders include certain officers, directors and employees of our general partner or affiliates. Please see "Selling Unitholders."

        Our common units are traded on the New York Stock Exchange under the symbol "MWE." On May 22, 2008, the last reported sale price of our common units on the New York Stock Exchange was $36.35 per common unit.

        Investing in our common units involves risks. Please read "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2008

i

PLAN OF DISTRIBUTION	38
VALIDITY OF THE COMMON UNITS	40
EXPERTS	40
WHERE YOU CAN FIND MORE INFORMATION	41
FORWARD LOOKING STATEMENTS	42
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS	43

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell our common units. You should assume that the information contained or incorporated by reference in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") for a continuous offering. Under this prospectus, the selling unitholders may, from time to time, sell the shares of our common units described in this prospectus in one or more offerings. This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so modified will be deemed to constitute a part of this prospectus.

        Additional information, including our financial statements for the year ended December 31, 2007 and the notes related thereto, is incorporated by reference to our reports filed with the SEC. In addition, the registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the selling unitholders and the common units offered under this prospectus. The registration statement, including the exhibits, and our reports filed with the SEC can be read on the SEC website or at the SEC office described under the heading "Where You Can Find More Information."

        MarkWest Energy Partners, L.P., MarkWest Hydrocarbon, Inc., our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus and any information incorporated herein by reference carefully, including the historical financial statements and notes thereto incorporated by reference from our most recent annual report and our pro forma financial statements and notes thereto and the historical financial statements of MarkWest Hydrocarbon, Inc. and the notes related thereto, each of which is incorporated by reference from our current report on Form 8-K filed March 14, 2008. You should read "Risk Factors" beginning on page 2 for more information about important factors that you should consider before buying common units

        Unless the context otherwise requires, references in this prospectus to "MarkWest Energy," "the Partnership," "we," "us," "our" or "ours" refer to MarkWest Energy Partners, L.P., together with its consolidated subsidiaries. When the context requires, we refer to these entities separately. References in this prospectus to "MarkWest Hydrocarbon" refer to MarkWest Hydrocarbon, Inc. and its direct and indirect consolidated subsidiaries. Unless otherwise noted or the context otherwise requires, the descriptions of capitalization, distributions and per unit information contained herein give effect to a 2-for-1 unit split effective as of February 28, 2007.

MARKWEST ENERGY PARTNERS, L.P.

Overview

        We are a publicly traded Delaware limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of NGLs; and the gathering and transportation of crude oil. We conduct our operations in three geographic areas: the Southwest; the Northeast and the Gulf Coast. For more information on these geographical areas, see "Business—Business Strategy" incorporated by reference from our most recent annual report.

        We generate revenues by providing gathering, processing, transportation, fractionation, and storage services. We believe that our numerous fee-based contracts and our active commodity risk management program provide us with stable cash flows. As a publicly traded partnership, we have access to, and regularly utilize, both equity and debt capital markets as a source of financing, as well as that provided by our credit facility and the ability to use common units in connection with acquisitions. Our limited partnership structure also provides tax advantages to our unitholders.

        Our common units are traded on the New York Stock Exchange under the symbol "MWE." Our principal executive offices are located at 1515 Arapahoe St., Tower II, Suite 700, Denver, Colorado 80202 and our phone number is (303) 925-9200. We maintain a website at http://www.markwest.com. Except for information specifically incorporated by reference into this prospectus that may be accessed from our website, the information on our website is not part of this prospectus, and you should rely only on information contained or incorporated by reference in this prospectus when making a decision as to whether or not to invest in our common units.

RISK FACTORS

        An investment in our units involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus and additional information which may be incorporated by reference in this prospectus or any prospectus supplement in the future as provided under "Where You Can Find More Information," including our annual reports on Form 10-K and quarterly reports on Form 10-Q, including the risk factors described under "Risk Factors" in such reports. This prospectus also contains forward looking statements that involve risks and uncertainties. Please read "Forward Looking Statements." Our actual results could differ materially from those anticipated in the forward looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common units by the selling unitholders.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units have been listed on the New York Stock Exchange ("NYSE"), under the symbol "MWE" since May 2, 2007. Prior to May 2, 2007, our common units were listed on the American Stock Exchange ("AMEX"), under the symbol "MWE." The following table sets forth the high and low sales prices of the common units as reported by AMEX or NYSE, as applicable, as well as the amount of cash distributions paid per quarter.

        On January 25, 2007, the board of directors of our general partner declared a two-for-one unit split, which became effective February 28, 2007. For all periods presented, all references to the number of units and per unit net income and distribution amounts included in this report have been adjusted to give the effect for the unit split.

Quarter Ended	High	Low	Distributions Per Unit	Record Date	Payment Date
Through May 22, 2008	$37.41	$30.72	—	—	—
March 31, 2008	$36.98	$29.53	$0.600	May 5, 2008	May 15, 2008
December 31, 2007	$34.71	$29.55	$0.570	February 5, 2008	February 14, 2008
September 30, 2007	$37.25	$29.78	$0.550	November 8, 2007	November 14, 2007
June 30, 2007	$38.00	$33.27	$0.530	August 8, 2007	August 14, 2007
March 31, 2007	$36.45	$28.51	$0.510	May 9, 2007	May 15, 2007
December 31, 2006	$29.95	$23.38	$0.500	February 8, 2007	February 14, 2007
September 30, 2006	$24.75	$20.50	$0.485	November 3, 2006	November 14, 2006
June 30, 2006	$23.33	$19.75	$0.460	August 7, 2006	August 14, 2006
March 31, 2006	$24.00	$21.76	$0.435	May 5, 2006	May 15, 2006

        The last reported sale price of the common units on the New York Stock Exchange on May 22, 2008 was $36.35. As of May 22, 2008, there were 189 holders of record of our common units.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    Within 45 days after the end of each quarter, the Partnership distributes all of its available cash to Partnership unitholders of record on the applicable record date. The Partnership will make distributions of available cash to all Partnership unitholders (common and Class A), pro rata and the Partnership will make distributions of Hydrocarbon Available Cash pro rata to Partnership common unitholders.

        Definition of Available Cash.    The Partnership defines available cash in its amended and restated partnership agreement, and it generally means, for each fiscal quarter:

  •
  all cash and cash equivalents on hand at the end of the quarter (excluding cash at MarkWest Hydrocarbon);

  •
  less the amount of cash that the General Partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of the Partnership's business;

  •
  comply with applicable law, any of the Partnership's debt instruments, or other agreements; or

  •
  provide funds for distributions to the Partnership unitholders for any one or more of the next four quarters;

  •
  plus all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under the Partnership's revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        Hydrocarbon Available Cash.    Generally, Hydrocarbon Available Cash is defined as all cash and cash equivalents on hand derived from or attributable to the Partnership's ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon.

        Contractual Restrictions on the Partnership's Ability to Distribute Available Cash.    The Partnership's ability to distribute available cash is contractually restricted by the terms of the Partnership's credit facilities. The Partnership's credit facilities contain covenants requiring it to maintain certain financial ratios and a minimum net worth. The Partnership is prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under the Partnership's credit facilities. In addition, the Partnership's credit facilities prohibit the Partnership from borrowing more than $0.375 per outstanding unit during any consecutive 12-month period for the purpose of making distributions to the Partnership unitholders. The Partnership's credit facilities provide that any amount so borrowed must be repaid once annually.

Distributions of Cash Upon Liquidation

        If the Partnership dissolves in accordance with the amended and restated partnership agreement, the Partnership will sell or otherwise dispose of its assets in a process called liquidation. The Partnership will first apply the proceeds of liquidation to the payment of its creditors. The Partnership will distribute any remaining proceeds to the Partnership unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

SELLING UNITHOLDERS

        This prospectus covers the offering for resale of up to 7,808,142 common units by selling unitholders. Each of the selling unitholders acquired its units on February 21, 2008 in exchange for Class B units in our general partner or common stock of MarkWest Hydrocarbon, Inc. pursuant to a contribution agreement or in connection with our merger and redemption with MarkWest Hydrocarbon, Inc. See "Item I.Business—Recent Developments," incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended December 31, 2007. We are registering the common units described below pursuant to registration rights agreements entered into by us and the selling unitholders in connection with such transaction.

        No offer or sale may be made by a unitholder unless that unitholder is listed in the table below. The selling unitholders may sell all, some or none of the common units covered by this prospectus. Please read "Plan of Distribution." We will bear all costs, fees and expenses incurred in connection with the registration of the common units offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common units will be borne by the selling unitholders.

        No such sales may occur unless this prospectus has been declared effective by the SEC, and remains effective at the time such selling unitholder offers or sells such common units. We are required to update this prospectus to reflect material developments in our business, financial position and results of operations.

        The following table sets forth, the name of each selling unitholder, the amount of common units owned and the percentage of common units outstanding owned by each selling unitholder prior to the offering, the number of common units being offered for each selling unitholder's account, and the amount to be owned and the percentage of common units outstanding owned by each selling unitholder following the completion of the offering (assuming each selling unitholder sells all of the common units covered by this prospectus). The percentages of common units outstanding have been calculated based on 50,876,295 common units outstanding as of March 13, 2008. Unless otherwise indicated, each of the selling unitholders has served as an officer, director or other employee of our general partner or other affiliates during the past three years.

        We have prepared the table and the related notes based on information supplied to us by the selling unitholders. We have not sought to verify such information. Additionally, some or all of the selling unitholders may have sold or transferred some or all of the units listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling unitholders may change over time.

	Common Units Owned Prior to this Offering					Common Units Owned Following this Offering
Name of Selling Unitholder	Number		Percentage Owned	Units Offered in this Offering		Number	Percentage Owned
MWHC Holding, Inc.(1)	6,222,467		12.2	6,222,467		—	—
John Fox(2)	939,062	(3)	1.8	839,467	(3)	99,595	*
Frank Semple(4)	222,576		*	183,717		38,859	*
Randy Nickerson(5)	128,288		*	110,101		18,187	*
John Mollenkopf(6)	130,214		*	110,101		20,113	*
Denney & Denney Capital, LLLP(7)	179,974		*	179,974		—	—
Don Heppermann(8)	150,457		*	91,859		58,598	*
Andrew Schroeder(9)	25,233		*	18,372		6,861	*
Nancy Buese(10)	26,569		*	15,372		11,197	*
Kevin Kubat(11)	18,923		*	13,763		5,160	*
Jan Kindrick(11)	19,956		*	13,763		6,193	*
C. Corwin Bromley(12)	20,170		*	9,186		10,984	*

Total	8,083,889		15.9	7,808,142		275,747	*

*Less than 1%

(1)
Mr. Fox, Chairman of the board of directors of our general partner, and his spouse are the sole directors of MWHC Holding, Inc. and exercise voting and dispositive power over such units. Ms. Mounsey, a director of our general partner, owns a non-controlling interest in MWHC Holding, Inc.

(2)
Mr. Fox serves as Chairman of the board of directors of our general partner.

(3)
Includes 427,980 units held jointly with his spouse and 1,865 units held through Bode Blanco, L.L.C., for which Mr. Fox exercises voting and dispositive power. Does not include 6,222,467 units held by MWHC Holding, Inc. See note (1) above.

(4)
Mr. Semple serves as President, Chief Executive Officer and a director of our general partner.

(5)
Mr. Nickerson serves as a Senior Vice President and Chief Commercial Officer of our general partner.

(6)
Mr. Mollenkopf serves as a Senior Vice President and Chief Operations Officer of our general partner.

(7)
Arthur J. Denney and Barbara J. Denney are the sole general partners of Denney & Denney Capital, LLLP and exercise voting and dispositive power over such units.

(8)
Mr. Heppermann serves as a director of our general partner.

(9)
Mr. Schroeder serves as Vice President Finance, Treasurer and Assistant Secretary of our general partner.

(10)
Ms. Buese serves as a Senior Vice President and Chief Financial Officer of our general partner.

(11)
Such unitholder is an employee of an affiliate of the Partnership.

(12)
Mr. Bromley serves as a Senior Vice President, General Counsel and Secretary of our general partner.

PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the third amended and restated partnership agreement, which is referred to herein as the "amended and restated partnership agreement."

        We summarize the following provisions of the amended and restated partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Cash Distribution Policy" on page 4;

  •
  with regard to the transfer of Partnership common units, please read "Description of the Common Units—Transfer of Common Units" beginning on page 36; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences" beginning on page 18.

Organization and Duration

        The Partnership was organized on January 25, 2002 and will have a perpetual existence, unless dissolved in accordance with Article XII of the amended and restated partnership agreement.

Purpose

        The purpose of the Partnership under the amended and restated partnership agreement is limited to serving as a member of our operating company, MarkWest Energy Operating Company, L.L.C., which were refer to as "Opco," and engaging in any business activities that may be engaged in by Opco or that are approved by the General Partner. All of the Partnership's operations are conducted through Opco and its subsidiaries or MarkWest Hydrocarbon. The Partnership owns 100% of the outstanding membership interest of Opco and 100% of the outstanding common stock of MarkWest Hydrocarbon. The limited liability company agreement of Opco provides that Opco may, directly or indirectly, engage in:

  •
  its operations as conducted immediately before the Partnership's initial public offering;

  •
  any other activity approved by the General Partner but only to the extent that the General Partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

  •
  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect the Partnership's treatment as a partnership for federal income tax purposes.

        The General Partner is authorized in general to perform all acts deemed necessary to carry out the Partnership's purposes and to conduct the Partnership's business.

Power of Attorney

        Each limited partner, and each person who acquires a Partnership common unit from a Partnership unitholder and executes and delivers a transfer application, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the Partnership's qualification, continuance or dissolution. The power of attorney also grants the General Partner the authority to amend, and to make consents and waivers under, the amended and restated partnership agreement subject to the terms thereof.

Capital Contributions

        Partnership unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Partnership Class A Units

        Class A units represent limited partner interests in the Partnership and have identical rights and obligations of the Partnership common units except that Class A units (a) do not have the right to vote on, approve or disapprove, or otherwise consent to or not consent to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (b) do not share in any cash and cash equivalents on hand, income, gains, losses, deductions and credits that are derived from or attributable to the Partnership's ownership of, or sale or disposition of, the shares of MarkWest Hydrocarbon common stock.

Limited Liability

        Assuming that a limited partner does not participate in the control of the Partnership's business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the amended and restated partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to the Partnership for his Partnership common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to the amended and restated partnership agreement; or

  •
  to take other action under the amended and restated partnership agreement constituted "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the limited partners could be held personally liable for the Partnership's obligations under the laws of Delaware, to the same extent as the General Partner. This liability would extend to persons who transact business with the Partnership who reasonably believe that a limited partner is a general partner based on the limited partner's conduct. Neither the amended and restated partnership agreement nor the Delaware Act specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, the Partnership knows of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the Partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the Partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the amended and restated partnership agreement.

        The Partnership's subsidiaries conduct business in multiple states. Maintenance of the Partnership's limited liability as a member of Opco may require compliance with legal requirements in the jurisdictions in which Opco conducts business, including qualifying the Partnership's subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If, by virtue of the Partnership's membership interest in Opco or otherwise, it were determined that the Partnership were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the amended and restated partnership agreement, or to take other action under the amended and restated partnership agreement constituted "participation in the control" of the Partnership's business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership's obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. The Partnership will operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters require the Partnership unitholder vote specified below.

Election of directors of the General Partner	Plurality of the votes cast at meetings of the limited partners.
Amendment of the amended and restated partnership agreement
Certain amendments may be made by the General Partner without the approval of the Partnership unitholders. Other amendments generally require the approval of a majority of outstanding Partnership common units. Please read "—Amendment of the Amended and Restated Partnership Agreement" beginning on page 10.
Merger or the sale of all or substantially all of the Partnership's assets	Majority of outstanding Partnership common units. Please read "—Merger, Sale or Other Disposition of Assets" beginning on page 12.
Dissolution of the Partnership	Majority of outstanding Partnership common units. Please read "—Termination and Dissolution" on page 13.
Amendment of the limited liability company agreement and other action taken by the Partnership as sole member of Opco
Majority of outstanding Partnership common units if such amendment or other action would adversely affect the Partnership's limited partners (or any particular class of limited partners) in any material respect. Please read "—Action Relating to the Operating Company" on page 12.

Issuance of Additional Securities

        The amended and restated partnership agreement authorizes the Partnership to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by the General Partner in its sole discretion without the approval of the Partnership unitholders.

        It is possible that the Partnership will fund acquisitions through the issuance of additional Partnership common units or other equity securities. Holders of any additional Partnership common units the Partnership issues will be entitled to share equally with the then-existing holders of Partnership common units in the Partnership's distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of Partnership common units in the Partnership's net assets.

        In accordance with Delaware law and the provisions of the amended and restated partnership agreement, the Partnership may also issue additional partnership securities interests that, in the sole discretion of the General Partner, have special voting rights to which the Partnership common units are not entitled.

Amendment of the Amended and Restated Partnership Agreement

        General.    Amendments to the amended and restated partnership agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner must seek written approval of the holders of the number of Partnership common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of outstanding Partnership common units.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld in its sole discretion;

  •
  change the term of the Partnership;

  •
  provide that the Partnership is not dissolved upon an election to dissolve the Partnership by the General Partner that is approved by a majority of outstanding common units; or

  •
  give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of a majority of outstanding common units.

        The provision of the amended and restated partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding Partnership common units voting together as a single class.

        No Partnership Unitholder Approval.    The General Partner may generally make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in the Partnership's name, the location of the Partnership's principal place of business, the Partnership's registered agent or the Partnership's registered office;

  •
  the admission, substitution, withdrawal, or removal of partners, as applicable, in accordance with the amended and restated partnership agreement;

  •
  a change that, in the sole discretion of the General Partner, is necessary or advisable for the Partnership to qualify or to continue the Partnership's qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of the Partnership, Opco and its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of the Partnership's counsel, to prevent the Partnership or the General Partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of the General Partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in the amended and restated partnership agreement to be made by the General Partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a redemption and merger agreement that has been approved in accordance with the terms of the amended and restated partnership agreement;

  •
  any amendment that, in the discretion of the General Partner, is necessary or advisable for the formation by the Partnership of, or the Partnership's investment in, any corporation, partnership or other entity, as otherwise permitted by the amended and restated partnership agreement;

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  a merger or conveyance the sole purpose of which is to effect a change in the legal form of the Partnership to another limited liability entity;

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  a change in the Partnership's fiscal year or taxable year and related changes; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, the General Partner may make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

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  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in the Partnership's best interest and the best interest of the limited partners;

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  are necessary or advisable for any action taken by the General Partner relating to splits or combinations of units under the provisions of the amended and restated partnership agreement; or

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  are required to effect the intent of the provisions of the amended and restated partnership agreement or are otherwise contemplated by the amended and restated partnership agreement.

        Opinion of Counsel and Partnership Unitholder Approval.    The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the Partnership's being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Partnership Unitholder Approval" should occur. No other amendments to the amended and restated partnership agreement will become effective without the approval of holders of at least 90% of the outstanding Partnership common units unless the Partnership obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the Partnership's limited partners or cause the Partnership, Opco or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

        Amendments requiring 80% of the Outstanding Partnership Common Units.    Any amendments regarding provisions dealing with amendments to the amended and restated partnership agreement, limited partner meetings and related to election of the directors of the General Partner board at annual meetings, quorum, action without a meeting and voting rights cannot be amended without 80% of the outstanding Partnership common units voting in favor of such amendments.

Action Relating to the Operating Company

        Without the approval of the holders of a majority of the outstanding Partnership common units, the General Partner is prohibited from consenting on the Partnership's behalf, as the sole member of Opco, to any amendment to the limited liability company agreement of Opco or taking any action on the Partnership's behalf permitted to be taken by a member of Opco in each case that would adversely affect the Partnership's limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The amended and restated partnership agreement generally prohibits the General Partner, without the prior approval of the holders of a majority of the outstanding Partnership common units, from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on the Partnership's behalf the sale, exchange or other disposition of all or substantially all of the assets of the Partnership's subsidiaries as a whole. The General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without that approval. The General Partner may also sell all or substantially all of the Partnership's assets under a foreclosure or other realization upon those encumbrances without such approval.

        If conditions specified in the amended and restated partnership agreement are satisfied, the General Partner may merge the Partnership or any of the Partnership's subsidiaries into, or convey some or all of the Partnership's assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change the Partnership's legal form into another limited liability entity. The Partnership unitholders are not entitled to appraisal rights under the amended and restated partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of the Partnership's assets or any other transaction or event for such purpose.

Termination and Dissolution

        The Partnership will continue as a limited partnership until terminated under the amended and restated partnership agreement. The Partnership will dissolve upon:

  •
  the election of the General Partner to dissolve the Partnership, if approved by the holders of a majority of the outstanding Partnership common units;

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  the sale, exchange or other disposition of all or substantially all of the Partnership's assets and properties and the Partnership's subsidiaries;

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  the entry of a decree of judicial dissolution of the Partnership; or

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  the withdrawal of the General Partner in violation of the amended and restated partnership agreement and the successor general partner is not admitted.

Liquidation and Distribution of Proceeds

        Upon the Partnership's dissolution, the liquidator authorized to wind up the Partnership's affairs will, acting with all of the powers of the General Partner that the liquidator deems necessary or desirable in its judgment, liquidate the Partnership's assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation" on page 4. The liquidator may defer liquidation of the Partnership's assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

No Withdrawal or Removal of the General Partner

        The General Partner cannot withdraw or cannot be removed at any time for any reason. Any attempt of withdrawal or removal of the General Partner will be null and void. Nonetheless, if the General Partner withdraws in violation of the amended and restated partnership agreement:

  •
  the withdrawing General Partner must give 90 days notice to the limited partners;

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  the successor general partner will be elected by a plurality of the votes of the Partnership unitholders at a special meeting or an annual meeting;

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  the successor general partner elected will be admitted to the Partnership as the general partner effective immediately prior to the withdrawal of the predecessor general partner;

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  the successor general partner elected will automatically become the successor general partner or managing member of the Partnership's subsidiaries; and

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  if the successor general partner is elected, the Partnership will not be dissolved and the successor general partner will continue the business of the Partnership.

Transfer of General Partner Interests

        The General Partner interests cannot be transferred to any person for any reason. So long as the Partnership is a limited partnership, 100% of the General Partner interests will be owned by the Partnership or one or more of its wholly owned subsidiaries.

Change of Management Provisions

        The amended and restated partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MarkWest Energy GP, L.L.C. as the general partner or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group who acquires the units with the prior approval of the General Partner board.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of Partnership common units on the record date will be entitled to notice of, and to vote at, meetings of the Partnership's limited partners and to act upon matters for which approvals may be solicited. Partnership common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, the Partnership common units will not be voted.

        Any action that is required or permitted to be taken by the Partnership unitholders may be taken either at a meeting of the Partnership unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the Partnership unitholders may be called by the General Partner or by Partnership unitholders owning at least 20% of the outstanding Partnership common units. Partnership unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by the Partnership unitholders requires approval by holders of a greater percentage of the Partnership common units, in which case the quorum will be the greater percentage.

        However, if at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Partnership common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Partnership common units under the amended and restated partnership agreement will be delivered to the record holder by the Partnership or by the transfer agent.

        The annual meeting of the limited partners holding Partnership common units will be held in June each year or on such other date and time as may be fixed from time to time by the General Partner. Notice of the annual meeting will be given between ten days and 60 days prior to the meeting date. The limited partners holding Partnership common units will vote together as single class. The limited partners entitled to vote will elect by plurality of the votes cast at such meeting the directors of the General Partner. Each Partnership common unit is entitled to one vote for such Partnership common unit that is registered in the name of the limited partner on the record date for the meeting. The General Partner, the Partnership or their affiliates cannot vote their units that are otherwise entitled to vote, and those units are not considered to be outstanding for purposes of determining a quorum.

Board of Directors

        The number of directors of the General Partner board will be between seven and eleven, but the number of the directors may be changed by the majority of the directors of the General Partner board so long as the decrease in number does not shorten the term of any incumbent director. Unless otherwise previously elected at a special meeting, at each annual meeting of the limited partners, the directors will be elected to hold office until the next annual meeting. Each director will hold office for the term for which such director is elected or until such director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office. If the SEC promulgates a rule that provides for nominations by the stockholders of publicly traded companies of persons for election to the board of directors, the Partnership and the General Partner will adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability" beginning on page 8, the Partnership common units will be fully paid, and Partnership unitholders will not be required to make additional contributions.

        An assignee of a Partnership common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote and exercise other powers attributable to Partnership common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read "—Meetings; Voting" above. Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of Partnership common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of Partnership common units. Please read "Description of the Common Units—Transfer of Common Units" beginning on page 36.

Non-citizen Assignees; Redemption

        If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that the Partnership has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, the Partnership may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the General Partner determines, with the advice of counsel, after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee and the General Partner will be substituted for such non citizen assignee as the limited partner in respect of his limited partner interests. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon the Partnership's liquidation.

Indemnification

        Under the amended and restated partnership agreement, in most circumstances, the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  the General Partner;

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  any person who is or was an affiliate of the General Partner or any departing general partner;

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  any person who is or was a member, partner, officer, director, employee, agent or trustee of the Partnership, Opco, any of their subsidiaries, the General Partner or any affiliate of the Partnership, Opco or any of their subsidiaries; or

  •
  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of the Partnership's assets. The General Partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable the Partnership to effectuate indemnification. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify the person against liabilities under the amended and restated partnership agreement.

Books and Reports

        The General Partner is required to keep appropriate books and records of the Partnership's business at the Partnership's principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, the Partnership's fiscal year is the calendar year.

        The Partnership will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by the Partnership's independent public accountants. Except for the Partnership's fourth quarter, the Partnership will also furnish or make available summary financial information within 90 days after the close of each quarter.

        The Partnership will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. The Partnership's ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying the Partnership with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies the Partnership with information.

Right to Inspect the Partnership's Books and Records

        The amended and restated partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each limited partner;

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  a copy of the Partnership's tax returns;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each limited partner and the date on which each became a limited partner;

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  copies of the amended and restated partnership agreement, the certificate of limited partnership of the Partnership, related amendments and powers of attorney under which they have been executed;

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  information regarding the status of the Partnership's business and financial condition; and

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  any other information regarding the Partnership's affairs as is just and reasonable.

        The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in the Partnership's or its subsidiaries' best interests, could damage the Partnership or its subsidiaries or which the Partnership or its subsidiaries is required by law or by agreements with third parties to keep confidential.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations to the extent noted and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are to MarkWest Energy Partners and the operating partnership.

        This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

            (1)   the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

            (2)   whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

            (3)   whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based on the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations set forth below, MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

            (a)   Neither we nor the operating partnership has elected or will elect to be treated as a corporation; and

            (b)   For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

            (c)   Each hedging transaction that we treated as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of MarkWest Energy Partners will be treated as partners of MarkWest Energy Partners for federal income tax purposes. Also:

            (a)   assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

            (b)   unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of MarkWest Energy Partners for federal income tax purposes.

        As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in MarkWest Energy Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him.

Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. To the extent that cash distributions made by us cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder estate, trust or a corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations), to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his at-risk amount is subsequently increased, provided such losses do nto exceed such common unitholder's tax basis in common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss suspended by the at risk or basis limitation in excess of that gain is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against low because of a guarantee, sto-loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitation on the deductability of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Similarly, a unitholder's share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributable to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that amount of loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and then to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder who purchases common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future "reverse Section 704(c) Allocations," similar to Section 704(c) Allocations described above, will be made to holders of partnership immediately prior to such other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual currently is 15%, where if the asset disposed of was held for more than twelve months at the time of disposition, is scheduled to remain at 15% for years 2008 through 2010 and then increase to 20% beginning January 1, 2011.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us and it belongs only to the purchaser and not to other unitholders. Please also read, however, "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction." For purposes of this discussion, a unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we have adopted), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Tax Treatment of Operations—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Tax Treatment of Operations—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Initial Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We were not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as long-term capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15% through December 31, 2010. However, a portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders as well as unitholders whose interest may vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the prepurchase of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effective connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with the unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder of a publicly traded partnership would be subject to U.S. federal income tax withholding tax upon the sale or disposition of a unit to the extent of the unitholder's share of the partnerships U.S. real property holdings if he owns 5% or more of the units at any point during the five-year period ending on the date of such disposition. Therefore, foreign unitholders may be subject to federal income tax on the gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names MarkWest Energy GP, L.L.C. as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

            (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

            (b)   whether the beneficial owner is

              (1)   a person that is not a United States person,

              (2)   a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

              (3)   a tax-exempt entity;

            (c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

            (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

            (1)   for which there is, or was, "substantial authority," or

            (2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return. In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," a term that in this context does not appear to include us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

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  accuracy related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy Related Penalties,"

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in nine states, most of which impose income taxes. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. We may also own property or do business in other jurisdictions in the future. You may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement. You will be required, however, to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdiction and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state, local or foreign as well as United States federal tax returns, that may be required of him.

INVESTMENT IN MARKWEST ENERGY PARTNERS BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

            (a)   whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

            (b)   whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

            (c)   whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

            (a)   the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws,

            (b)   the entity is an "operating company," that is, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or

            (c)   there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

        Plan fiduciaries contemplating a purchase of common units are urged to consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

DESCRIPTION OF COMMON UNITS

The Units

        The common units and the Class A units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and Class A units in and to partnership distributions, please read "Cash Distribution Policy". For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Wells Fargo Bank, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

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  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

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  automatically requests admission as a substituted limited partner in our partnership;

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  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

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  represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

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  grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

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  makes the consents and waivers contained in the partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

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  the right to assign the common unit to a purchaser or other transferee; and

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  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

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  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

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  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "The Partnership Agreement—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

PLAN OF DISTRIBUTION

        We are registering the common units on behalf of the selling unitholders. As used in this prospectus, "selling unitholders" includes donees and pledgees selling common units received from a named selling unitholder after the date of this prospectus.

        Under this prospectus, the selling unitholders intend to offer our securities to the public:

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  through one or more broker dealers;

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  through underwriters; or

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  directly to investors.

        The selling unitholders may price the common units offered from time to time:

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  at fixed prices;

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  at market prices prevailing at the time of any sale under this registration statement;

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  at prices related to prevailing market prices;

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  varying prices determined at the time of sale; or

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  at negotiated prices.

        We will pay the costs and expenses of the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to each selling unitholder's sale of its respective common units, which will be paid by the selling unitholders. Broker dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

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  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

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  on the New York Stock Exchange or such other national exchange on which our common units are listed at such time;

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  through the writing of options;

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  in the over-the-counter market; or

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  in private transactions.

        Broker dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker dealers, and other broker dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

        To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        In addition, the selling unitholders have advised us that they may sell common units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

        In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The financial statements incorporated in this registration statement by reference from the Partnership's Annual Report on Form 10-K/A for the year ended December 31, 2007 and the effectiveness of MarkWest Energy Partners L.P.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of MarkWest Hydrocarbon, Inc. for the year ended December 31, 2007 incorporated in this registration statement by reference from the Partnership's Current Report on Form 8-K/A filed March 14, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Starfish Pipeline Company, L.L.C. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 incorporated in this Prospectus by reference to MarkWest Energy Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2007 and by reference to the Current Report on Form 8-K/A of MarkWest Energy Partners, L.P. dated March 14, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to significant transactions and relationships with affiliated entities as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC under the Securities Act a registration statement on Form S-3 with respect to the common units offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common units offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The web site can be accessed at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(f), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to 2.02 or 7.01 on any current report on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed:

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  our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 29, 2008 and the amendment to our annual report on Form 10-K/A, as filed with the SEC on May 8, 2008;

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  our quarterly report on Form 10-Q for the period ended March 31, 2008 as filed with the SEC on May 12, 2008; and

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  our current reports on Form 8-K, as filed with the SEC on January 2, 2008, January 9, 2008, January 22, 2008, January 25, 2008, January 30, 2008, January 31, 2008, February 21, 2008, February 28, 2008, March 4, 2008, April 11, 2008, April 15, 2008, April 25, 2008, April 30, 2008, and May 1, 2008, and the amendments to our current reports on Form 8-K/A, as filed with the SEC on March 14, 2008 and April 7, 2008.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

        MarkWest Energy Partners, L.P.
1515 Arapahoe Street
Tower 2, Suite 700
Denver, Colorado 80202
(303) 925-9200
Attention: Investor Relations

These documents may also be accessed at our website at http://www.markwest.com. All other information contained in or accessible from our corporate website is not part of this prospectus.

FORWARD LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus that are not historical facts are forward looking statements. We use words such as "could," "may," "will," "predict," "should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward looking statements.

        These forward looking statements are made based upon management's expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward looking statements. We do not update publicly any forward looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward looking statements as many of these factors are beyond our ability to control or predict. Please read "Risk Factors."

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC registration fee	$9,995
Printing costs	15,000
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Miscellaneous	1,005

Total	$126,000

        All of the above expenses except the SEC registration fee are estimates. All of the above expenses will be borne by the Registrant.

Item 15.    Indemnification of Directors and Officers.

        Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of a general partner or any departing general partner;

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  any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

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  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. Our general partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

        Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

        (b)   Financial Statement Schedules. We incorporate by reference into this prospectus our historical financial statements and the accompanying notes in our Annual Report on Form 10-K filed with the SEC on February 29, 2008, (ii) the historical financial statements of Starfish and the accompanying notes in our Annual Report on Form 10-K filed with the SEC on February 29, 2008 and (iii) the historical financial statements of MarkWest Hydrocarbon, Inc. and the accompanying notes in our current report on Form 8-K filed with the SEC on March 14, 2008.

        All schedules are omitted since the required information is not present, or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

        The undersigned registrant hereby undertakes, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, state of Colorado, on May 30, 2008.

MARKWEST ENERGY PARTNERS, L.P
(Registrant)
	By:	MARKWEST ENERGY GP, L.L.C., Its General Partner
Date: May 30, 2008	By:	/s/ ANDREW L. SCHROEDER Andrew L. Schroeder Vice President Finance, Treasurer and Assistant Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: May 30, 2008	By:	* Frank M. Semple President and Chief Executive Officer (Principal Executive Officer)
Date: May 30, 2008	By:	* Nancy K. Buese Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Date: May 30, 2008	By:	* John M. Fox Chairman of the Board and Director
Date: May 30, 2008	By:	* Keith E. Bailey Director
Date: May 30, 2008	By:	* Michael L. Beatty Director

Date: May 30, 2008	By:	* Charles K. Dempster Director
Date: May 30, 2008	By:	* Donald C. Heppermann Director
Date: May 30, 2008	By:	* William A. Kellstrom Director
Date: May 30, 2008	By:	* Anne E. Fox Mounsey Director
Date: May 30, 2008	By:	* William P. Nicoletti Director
Date: May 30, 2008	By:	* Donald D. Wolf Director
*By:	/s/ ANDREW L. SCHROEDER Andrew L. Schroeder Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1(1)	Purchase Agreement dated as of March 24, 2003, among PNG Corporation, Energy Spectrum Partners LP, MarkWest Texas GP, L.L.C., MW Texas Limited, L.L.C. and MarkWest Energy Partners, L.P.
2.2(1)
Plan of Merger entered into as of March 28, 2008, by and among MarkWest Blackhaw L.P., MarkWest Pinnacle L.P., MarkWest PNG Utility L.P., MarkWest Texas PNG Utility L.P., Pinnacle Natural Gas Company, Pinnacle Pipeline Company, PNG Transmission Company, PNG Utility Company and Bright Star Gathering, Inc.
2.3(2)
Asset Purchase-and-Sale Agreement dated as of November 18, 2003, by and between American Central Western Oklahoma Gas Company, L.L.C., MarkWest Western Oklahoma Gas Company, L.L.C. and American Central Gas Technologies, Inc.
2.4(3)
Purchase and Sale Agreement, dated as of November 7, 2003, by and between Shell Pipeline Company, LP and Equilon Enterprises L.L.C., dba Shell Oil Products US, and MarkWest Michigan Pipeline Company, L.L.C.
2.5(5)
Asset Purchase and Sael Agreement and addendum, thereto, dated as of July 1, 2004, by and between American Central Eastern Texas Gas Company Limited Partnership, ACGC Gathering Company, L.L.C. and MarkWest Energy East Texas Gas Company's L.P.
2.6(7)	Purchase and Sale Agreement effective as of January 1, 2005 between MarkWest Energy Partners L.P. and Enterprise Products Operating L.P.
2.7(8)	Purchase and Sale Agreement, dated as of September 16, 2005, by and between El Paso Corporation, as seller, and MarkWest Energy Partners, L.P. as buyer.
2.8(8)
Purchaseand Sale Agreement, dated as of September 16, 2005, by and between Kerr McGee Corp., KM Investment Corp., and Javelina Holdings Corp., as joint sellers, and MarkWest Energy Partners, L.P. as buyer.
2.9(8)	Purchase and Sale Agreement, dated as of September 16, 2005, by and between Valero Energy Corp., and Valero Javelina, L.P., as sellers, and MarkWest Energy Partners, L.P. as buyer.
2.10(14)	Agreement and Plan of Redemption and Merger dated September 5, 2007 by and among MarkWest Hydrocarbon, Inc. MarkWest Energy Partners, L.P. and MWEP, L.L.C.
4.1(4)	Purchase Agreement dated as of June 13, 2003, by and among MarkWest Energy Partners, L.P. and Tortoise Capital Advisors, LLC as attorney-in-fact for the Purchasers.
4.2(4)	Registration Rights Agreement dated as of June 13, 2003, by and among MarkWest Energy Partners, L.P. and Tortoise Capital Advisors, LLC as attorney-in-fact for the Purchasers.
4.3(5)
Unit Purchase Agreement dated as of July 29, 2004 among MarkWest Energy Partners, L.P., and MarkWest Energy GP, L.L.C. and each of Kayne Anderson Energy Fund II, L.P., and MarkWest Energy GP, L.L.C. and each of Kayne Anderson Energy Fund II, L.P., Kayne Anderson Capital Income Partners, L.P., Kayne Anderson MLP Fund, L.P., Kayne Anderson Capital Income Fund, LTD., Kayne Anderson Income Partners, L.P., HFR RV Performance Master Trust, Tortoise Energy Infrastructure Corporation and Energy Income and Growth Fund as Purchasers.
4.4(5)
Registration Rights Agreement dated as of July 29, 2004, among MarkWest Energy Partners, L.P., and each of Kayne Anderson Energy Fund II, L.P., Kayne Anderson Capital Income Fund, LTD., Kayne Anderson Income Partners, L.P., HFR RV Performance Master Trust, Tortoise Energy Infrastructure Corporation and Energy Income and Growth Fund.

4.5(6)	Purchase Agreement dated October 19, 2004, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein and the Initial Purchasers named therein.
4.6(6)	Registration Rights Agreement dated October 25, 2004, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein and the Initial Purchasers named therein.
4.7(6)	Indenture dated as of October 25, 2004, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.
4.8(6)	Form of 6.875% Series A Senior Notes due 2014 with attached notation of Guarantees (incorporated by Reference to Exhibits A and D of Exhibit 4.7 hereto)
4.9(9)	Registration Rights Agreement, dated as of November 9, 2005.
4.10(9)	Unit Purchase Agreement, dated as of November 9, 2005.
4.11(10)	Registration Rights Agreement, dated as of December 23, 2005.
4.12(10)	Unit Purchase Agreement, dated as of December 23, 2005.
4.13(11)
Registration Rights Agreement dated as of July 6, 2006 among MarkWest Energy Partners, L.P., with MarkWest Energy Finance Corporation as the Issuers, the Guarantors named therein, and each of RBC Capital Markets Corporation, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., Credit Suisse Securities (USA) LLC, Fortis Securities LLC, Mizuho International plc, Piper Jaffray & Co. and SG Americas Securities, LLC collectively as Initial Purchasers.
4.14(11)
Indenture dated as of July 6, 2006, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, as Issuers, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.
4.15(11)	Form of 8.5% Series A and Series B Senior Notes due 2016 with attached notation of Guarantees (incorporated by Reference to Exhibits A and D of Exhibit 4.11 hereto.
4.16(12)
Registration Rights Agreement dated as of October 20, 2006 among MarkWest Energy Partners, L.P., with MarkWest Energy Finance Corporation as the Issuers, the Guarantors named therein, and RBC Capital Markets as the Initial Purchaser.
4.17(13)
Unit Purchase Agreement dated April 9, 2007 by and among MarkWest Energy Partners, L.P., MarkWest Energy G.P., L.L.C., and each of Kayne Anderson MLP Investment Company, GPS Income Fund, L.P., GPS High Yield Equities Fund, L.P., GPS New Equity Fund, L.P., Agile Performance Fund, L.L.C., Tortoise Energy Infrastructure Corporation, Tortoise Energy Capital Corporation, Royal Bank of Canada, Structured Finance Americas, L.L.C., The Cushing MLP Opportunity Fund I, L.P., and ZLP Fund, L.P. as purchasers.
4.18(13)
Registration Rights Agreement dated April 9, 2007 by and between MarkWest Energy Partners, L.P., and each of Kayne Anderson MLP Investment Company, GPS Income Fund, L.P., GPS High Yield Equities Fund, L.P., GPS New Equity Fund, L.P., Agile Performance Fund, L.L.C., Tortoise Energy Infrastructure Corporation, Tortoise Energy Capital Corporation, Royal Bank of Canada, Structured Finance Americas, L.L.C., The Cushing MLP Opportunity Fund I, L.P., and ZLP Fund, L.P. as purchasers.
4.19(15)	Unit Purchase Agreement, dated as of December 18, 2007.
4.20(15)	Registration Rights Agreement, dated as of December 18, 2007.

5.1*	Opinion of Vinson & Elkins as to the legality of the securities being registered.
8.1*	Opinion of Vinson & Elkins as to certain tax matters.
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of PricewaterhouseCoopers LLP
23.4*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
24.1*	Power of Attorney (contained in the signature pages following the registration statement)

(1)
Incorporated by reference to the Current Report on Form 8-K filed April 14, 2003.

(2)
Incorporated by reference to the Current Report on Form 8-K filed December 16, 2003.

(3)
Incorporated by reference to the Current Report on Form 8-K filed December 31, 2003.

(4)
Incorporated by reference to the Current Report on Form 8-K filed June 19, 2003/

(5)
Incorporated by reference to the Current Report on Form 8-K/A filed September 13, 2004.

(6)
Incorporated by reference to the Current Report on Form 8-K filed October 25, 2004.

(7)
Incorporated by reference to the Current Report on Form 8-K filed April 6, 2005.

(8)
Incorporated by reference to the Current Report on Form 8-K filed September 21, 2005.

(9)
Incorporated by reference to the Current Report on Form 8-K filed November 16, 2005.

(10)
Incorporated by reference to the Current Report on Form 8-K/A filed December 29, 2005.

(11)
Incorporated by reference to the Current Report on Form 8-K filed July 7, 2006.

(12)
Incorporated by reference to the Current Report on Form 8-K filed October 24, 2006.

(13)
Incorporated by reference to the Current Report on Form 8-K filed April 11, 2007.

(14)
Incorporated by reference to the Current Report on Form 8-K filed September 6, 2007.

(15)
Incorporated by reference to the Current Report on Form 8-K filed December 19, 2007.

*
Previously filed.

**
Filed herewith.